Exhibit 99.1

News		micros ®

MICROS Systems, Inc.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

Release Date: April 28, 2005	Contact:	Peter J. Rogers, Jr.
Vice President, Investor Relations
(443) 285-8059
progers@micros.com

MICROS REPORTS FISCAL 2005 THIRD QUARTER RESULTS:

RECORD REVENUE, NET INCOME AND EPS;

REVENUE, NET INCOME AND EPS EXCEED EXPECTATIONS

Columbia, Maryland... MICROS Systems, Inc.  (Nasdaq:MCRS), a leading supplier of information systems to the hospitality and retail industries, today announced the results for its fiscal 2005 third quarter ended March 31, 2005.   Revenue for the quarter was $153.4 million, an increase of $32.4 million, or 26.8%, over the same period last year.  Net income for the quarter was $14.2 million, an increase of $6.7 million, or 88.6%, over the year ago third quarter.  Earnings per share, on a diluted basis, were $0.35, an increase of $0.16 per share, or 84.2%, over the year ago earnings of $0.19 per share. The quarterly revenue, net income and earnings per share are Company records. The earnings per share results reflect the February 2005 two-for-one stock split, effected in the form of a 100% stock dividend.

Revenue, net income and earnings per share results exceeded consensus expectations.

For the nine-month period ending March 31, 2005, MICROS’s revenue was $425.2 million, an increase of $80.6 million, or 23.4%, over the same period in fiscal 2004.  Net income for the nine-month period was $35.6 million, an increase of $14.8 million, or 70.8%, over the same period in fiscal 2004.  Earnings per share, on a diluted basis, were $0.90, an increase of $0.36 per share, or 66.7%, over the earnings of $0.54 per share for the same period in fiscal 2004. The earnings per share results reflect the February 2005 two-for-one stock split, effected in the form of a 100% stock dividend.

Tom Giannopoulos, MICROS’s Chairman and CEO, stated, “The record financial results reflect the strength of our products and services in our market segments: hotels, restaurants, and specialty retail.  We look forward to a strong fourth quarter and another record year for revenue, net income and earnings per share.”

MICROS’s guidance for the fiscal 2005 fourth quarter ending June 30, 2005 has been increased to revenue between $155.0 million and $162.0 million and net income between $14.5 million and $16.5 million. MICROS’s guidance for the fiscal 2005 year ending June 30, 2005, has been increased to revenue between $580.2 million and $587.2 million and net income between $50.0 million and $52.0 million.

Some of the statements contained herein are not based on historic facts but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Statements in the release that are forward-looking statements include Mr. Giannopoulos’s statements above and our statements about guidance for the fiscal 2005 fourth quarter and fiscal 2005 year ending June 30, 2005. These statements are based upon MICROS’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of those risks and uncertainties are: product demand and market acceptance; adverse economic factors; impact of competitive products and pricing on margins; product development delays and technological difficulties; and aggressively controlling expenses.  Other risks and uncertainties are indicated in the MICROS Annual Report on Form 10-K for the fiscal year ending June 30, 2004 and in other filings made by MICROS with the Securities and Exchange Commission.  MICROS assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

MICROS SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share amounts)

	Third Quarter Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004

Revenue:
Hardware	$49,871	$35,811	$131,804	$104,057
Software	28,762	21,509	75,183	58,273
Service	74,719	63,647	218,257	182,308
Total revenue	153,352	120,967	425,244	344,638

Cost of sales:
Hardware	32,628	23,705	88,220	72,162
Software	6,704	5,471	17,965	14,312
Service	36,226	29,665	105,040	82,831
Total cost of sales	75,558	58,841	211,225	169,305

Gross margin	77,794	62,126	214,019	175,333

Selling, general and administrative expenses	48,540	40,375	134,397	114,065
Research and development expenses	7,201	6,623	20,864	19,957
Depreciation and amortization	2,681	2,330	7,627	7,078
Total operating expenses	58,422	49,328	162,888	141,100

Income from operations	19,372	12,798	51,131	34,233

Non-operating income (expense), net	(254)	117	1,081	1,573

Income before taxes, minority interest, and equity in net Earnings of affiliates	19,118	12,915	52,212	35,806

Income tax provision	4,777	5,230	16,029	14,501

Income before minority interest and equity in net earnings of affiliates
	14,341	7,685	36,183	21,305
Minority interest and equity in net earnings of affiliates	(163)	(168)	(591)	(471)

Net income	$14,178	$7,517	$35,592	$20,834

Net income per common share:
Basic	$0.37	$0.20	$0.96	$0.57
Diluted	$0.35	$0.19	$0.90	$0.54

Weighted-average number of shares outstanding:
Basic	37,885	36,771	37,255	36,398
Diluted	40,112	38,877	39,562	38,374

MICROS SYSTEMS, INC.
CONSOLIDATED BALANCE SHEET

(Unaudited - in thousands, except per share amounts)

	March 31,	June 30,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$93,925	$83,451
Short term investments	22,000	8,000
Accounts receivable, net	124,830	101,367
Inventories, net	44,754	36,095
Deferred income taxes	7,971	9,396
Prepaid expenses and other current assets	33,599	16,242
Total current assets	327,079	254,551

Property, plant and equipment, net	21,285	19,550
Deferred income taxes, non-current	25,923	24,288
Goodwill, net	80,451	70,715
Intangible assets, net	6,945	5,476
Purchased and internally developed software costs, net	40,561	41,112
Investments	411	415
Other assets	2,016	2,785
Total assets	$504,671	$418,892

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$2,585	$2,481
Current portion of capital lease obligations	194	139
Accounts payable	29,865	29,681
Accrued expenses and other current liabilities	66,336	58,693
Income taxes payable	2,992	1,541
Deferred income taxes	956	512
Deferred service revenue	61,147	43,019
Total current liabilities	164,075	136,066

Capital lease obligations, net of current portion	184	166
Deferred income taxes, non-current	16,511	15,544
Other non-current liabilities	1,507	1,401
Commitments and contingencies
Minority interests	2,881	2,742

Shareholders’ equity:
Common stock	475	457
Capital in excess of par	86,494	71,525
Retained earnings	221,250	185,660
Accumulated other comprehensive loss	11,294	5,331
Total shareholders’ equity	319,513	262,973

Total liabilities and shareholders’ equity	$504,671	$418,892